UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 5, 2008

AVANEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29175	94-3285348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40919 Encyclopedia Circle

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 897-4188

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 5, 2008, Avanex Corporation (the “Company”) received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (the “Staff”) confirming that for the previous thirty consecutive trading days, the bid price of the Company’s common stock closed below the minimum $1.00 per share requirement for continued listing set forth in Marketplace Rule 4450(a)(5) (the “Rule”).

In accordance with Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until September 2, 2008, to regain compliance with the minimum $1.00 per share bid price requirement. If, at any time before September 2, 2008, the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of ten consecutive trading days (or such longer period of time as may be required by Nasdaq, in its discretion), the Company expects the Staff to provide written notification that the Company has complied with the Rule. The Company intends to actively monitor the bid price for its common stock between now and September 2, 2008, and consider implementation of various options available to the Company if its common stock does not trade at a level that is likely to regain compliance.

As required by Nasdaq Marketplace Rule 4803(a), the Company issued a press release on March 7, 2008 regarding the receipt of Nasdaq’s notice letter discussed above. The press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated as of March 7, 2008, entitled “Avanex Receives Nasdaq Deficiency Notice Related to Minimum Bid Price Rule.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANEX CORPORATION

By:	/s/ MARLA SANCHEZ
Marla Sanchez Senior Vice President and Chief Financial Officer

Date: March 7, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated as of March 7, 2008, entitled “Avanex Receives Nasdaq Deficiency Notice Related to Minimum Bid Price Rule.”

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